Press Release

Spirit Realty Capital, Inc. Appoints Elizabeth Frank to Board of Directors

Dallas, Texas, February 14, 2019 (BUSINESS WIRE) - Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit” or the “Company”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that Elizabeth Frank has been appointed to its Board of Directors (the “Board”) as an Independent Director. The appointment is effective immediately, and with this addition, Spirit’s Board will be comprised of nine members, eight of which are independent.

“We are very pleased to welcome Elizabeth to the Board of Directors of Spirit Realty Capital. Elizabeth has extensive business experience and strategic skills that will be immediately additive to our Board, specifically her experience in consumer and service-oriented retail sectors which represent a significant portion of our real estate portfolio. We look forward to her contributions as we continue to grow Spirit,” stated Richard I. Gilchrist, Chairman of Spirit Realty Capital Board.

Ms. Frank serves as Executive Vice President, Worldwide Programming & Chief Content Officer for AMC Theatres, the World’s largest movie theatre company (NYSE: AMC). Ms. Frank leads teams based in Kansas City, Los Angeles, and London that are responsible for sourcing and scheduling movies for AMC’s 11,000+ screens across the United States and Europe, as well as promoting, pricing, and selling 375 million movie tickets annually. Ms. Frank joined AMC in 2010. Prior to this, Ms. Frank served as Senior Vice President, Global Programs for Americares from 2006 to 2010, Vice President, Corporate Strategic Planning for Time Warner from 2003 to 2006 and Partner for McKinsey & Company, with a focus on consumer practice from 1994 to 2003. Ms. Frank received an undergraduate Business Administration degree from Lehigh University and a Master of Business Administration degree from Harvard Business School.

ABOUT SPIRIT REALTY
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial, office and data center properties providing superior risk adjusted returns and steady dividend growth for our stockholders.

As of September 30, 2018, our diversified portfolio was comprised of 1,523 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 28.7 million square feet, are leased to approximately 252 tenants across 49 states and 32 industries.

Investor Contact:
Pierre Revol
(972) 476-1403
InvestorRelations@spiritrealty.com